Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 31, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Telefonaktiebolaget LM Ericsson (publ), which appears in the Annual Report on Form 20-F of Telefonaktiebolaget LM Ericsson (publ) for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AB

PricewaterhouseCoopers AB

Stockholm, Sweden

May 8, 2015